NUMBER

SINO AGRO FOOD INC.

SHARES

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA
PAR VALUE $.001

SEE REVERSE FOR
CERTAIN DEFINITIONS

This certifies that

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF PREFERRED A STOCK OF

SINO AGRO FOOD INC.

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.
WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

DATED

SINO AGRO FOOD, INC.
CORPORATE SEAL
NEVADA

DIRECTOR

CHIEF EXECUTIVE OFFICER